CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our reports dated August 27, 2024, relating to the financial statements and financial highlights of VictoryShares US 500 Volatility Wtd ETF, VictoryShares US Small Cap Volatility Wtd ETF, VictoryShares International Volatility Wtd ETF, VictoryShares US Large Cap High Div Volatility Wtd ETF, VictoryShares US Small Cap High Div Volatility Wtd ETF, VictoryShares Dividend Accelerator ETF, VictoryShares US Multi‐ Factor Minimum Volatility ETF, VictoryShares US 500 Enhanced Volatility Wtd ETF, VictoryShares US EQ Income Enhanced Volatility Wtd ETF, VictoryShares US Discovery Enhanced Volatility Wtd ETF, VictoryShares THB Mid Cap ETF, VictoryShares Free Cash Flow ETF, VictoryShares Small Cap Free Cash Flow ETF, VictoryShares US Value Momentum ETF, VictoryShares US Small Mid Cap Value Momentum ETF, VictoryShares International Value Momentum ETF, VictoryShares Emerging Markets Value Momentum ETF, VictoryShares WestEnd U.S. Sector ETF, VictoryShares WestEnd Global Equity ETF, VictoryShares Short‐Term Bond ETF, VictoryShares Core Intermediate Bond ETF, VictoryShares Core Plus Intermediate Bond ETF, VictoryShares Corporate Bond ETF, and VictoryShares WestEnd Economic Cycle Bond ETF, each a series of Victory Portfolios II, for the period or year ended June 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 24, 2024

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board